                                  September 9, 1996



                                                                     EXHIBIT 5.1

Advanced Fibre Communications, Inc.
1445 McDowell Boulevard North
Petaluma, CA  94954

Ladies and Gentlemen:

         We have acted as counsel to Advanced Fibre Communications, Inc., a Delaware corporation (the "Company"), in connection with its registration of 3,500,000 shares of common stock proposed to be issued by the Company, plus an over-allotment of 525,000 shares offered by the Company (the "Shares"), all as described in the Company's Registration Statement on Form S-1 (No. 333-8921), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into among the Company and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen & Company and Hambrecht & Quist LLC as representatives of the several U.S. underwriters (the "U.S. Underwriters") named in such Underwriting Agreement and Morgan Stanley & Co. International Limited, Merrill Lynch International, Cowen & Company and Hambrecht & Quist LLC, as representatives of the several international underwriters (the "International Underwriters") named in such Underwriting Agreement (the "Underwriting Agreement").

         In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Fourth Amended and Restated Certificate of Incorporation that the Company intends to file with the Secretary of State of the State of Delaware on or prior to the consummation of the offering, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold by the U.S. Underwriters and the International Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

Advanced Fibre Communications,                                            Page 2
Inc.
September 9, 1996


         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and, when sold and issued by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                             Very truly yours,

                             BROBECK, PHLEGER & HARRISON LLP